Exhibit 10.5

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

AMENDED AND RESTATED

DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT

by and between

ACHILLION PHARMACEUTICALS, INC.

and

GCA THERAPEUTICS, LTD.

Dated March 5, 2010

AMENDED AND RESTATED

DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT

THIS AMENDED AND RESTATED DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT (“Agreement”) is executed March 5, 2010 and is made effective as of February 1, 2010 (“Effective Date”) by and between ACHILLION PHARMACEUTICALS, INC., a Delaware corporation (“Achillion”), with its principal place of business at 300 George Street, New Haven, Connecticut 06511, USA, and GCA THERAPEUTICS, LTD., a New Jersey corporation (“GCAT”), with its principal place of business at 14 Wall Street, 20th Floor, New York, NY 10005, USA. Achillion and GCAT are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Achillion has a proprietary compound known as Elvucitabine;

WHEREAS, GCAT and Achillion desire to enter into an agreement for GCAT to: (i) clinically develop and commercialize Licensed Product in the Commercialization Field in the Territory (each as hereinafter defined); and to (ii) conduct laboratory research with Elvucitabine solely in the Research Field in the Territory (each as hereinafter defined) upon the terms and conditions set forth herein;

WHEREAS, GCAT desires to obtain the right to: (i) clinically develop and commercialize Licensed Product in the Commercialization Field and in the Territory (each as hereinafter defined) and (ii) conduct laboratory research with Elvucitabine solely in the Research Field (as hereinafter defined); and Achillion desires to grant such rights, in each case upon the terms and conditions set forth herein; and

WHEREAS, GCAT and Achillion are parties to that certain Development, Commercialization and License Agreement, dated February 1, 2010, (the “Original Agreement”), and, the Parties wish to amend certain provisions contained in the Original Agreement, to be effective as of the effective date of the Original Agreement; and

WHEREAS, the Parties wish to restate the Original Agreement in its entirety, and upon execution of this Agreement by both Parties the Original Agreement shall have no further effect.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

AGREEMENT

1. DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below. References to “Articles”, “Sections” and “subsections” in this Agreement shall be to Articles, Sections and subsections respectively, of this Agreement unless otherwise specifically provided:

1.1 “Achillion Know-How” means Know-How Controlled by Achillion as of the Effective Date that is necessary to the research, Development, formulation, know-how, manufacture, use, sale, offer for sale, or importation of Elvucitabine.

1.2 “Achillion Patents” means the Patents Controlled by Achillion for the Territory as of the Effective Date that are listed in Exhibit 1.2. The Patents listed in Exhibit 1.1 shall be amended or supplemented from time to time by Achillion to include any Patent Controlled by Achillion after the Effective Date which claims or is directed to a composition of matter, or the manufacture or use thereof, that is necessary or useful to the research, Development, manufacture, use, sale, offer for sale or importation of Elvucitabine or Licensed Product in the Territory, including, but not limited to, those other patents filed by or on behalf of Achillion in Mainland China related to Licensed Product, and future improvements and formulation patents.

1.3 “Achillion Technology” means Achillion Patents and Achillion Know-How.

1.4 “ADR” has the meaning given such term in Section 16.1(b).

1.5 “ADR Request” has the meaning given such term in Section 16.1(b) (i).

1.6 “Affiliate” means any corporation or other entity which has Corporate Control of, is under Corporate Control by, or is under common Corporate Control with, a Party to this Agreement. An entity shall be an Affiliate of a Party for only so long as such Corporate Control exists.

1.7 “Arbitration Panel” has the meaning given such term in Section 16.1(c) (i).

1.8 “BPA” means the Bureau of Pharmaceutical Affairs for Taiwan.

1.9 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.10 “Calendar Year” means the period beginning January 1 and ending December 31.

1.11 “Change of Corporate Control” means, with respect to a Party, the occurrence of any of the following:

(a) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party (“Merger”), as long as the stockholders of such Party immediately prior to the Merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the Merger;

(b) a change in the beneficial ownership of fifty percent (50%) or more of the voting securities of any Party (whether in a single transaction or series of related transactions) where, immediately after giving effect to such change, the legal or beneficial owner of more than fifty percent (50%) of the voting securities of such Party is a Third Party, excluding any equity investments by venture capitalists or investment banks or other non-strategic investors, who alone or with their Affiliates, are not themselves in the business of developing and commercializing pharmaceutical products; or

(c) the sale, transfer, lease, license or other disposition to a Third Party of all or substantially all of a Party’s assets in one or a series of related transactions.

As used in this definition, “Party” shall exclude Affiliates under Corporate Control by, or under common Corporate Control with, such Party.

1.12 “CMC” has the meaning given to such term in Section 5.1.

1.13 “Commercialization Field” means all human and animal therapeutic, diagnostic, and prophylactic uses, including, without limitation, the treatment, prevention and prophylaxis of HBV.

1.14 “Commercialization Plan” has the meaning given such term in Section 5.2(b).

1.15 “Commercially Diligent Efforts” mean those efforts to research, Develop, commercialize and market Licensed Products that are consistent with the usual practice followed by pharmaceutical companies in pursuing the research, development, commercialization and marketing of their pharmaceutical products with a comparable potential market, risk, and revenues.

1.16 “Confidential Information” has the meaning given such term in Section 8.1(a).

1.17 “Control”, “Controls” and “Controlled” mean, with respect to a particular item of information or intellectual property right, that the applicable Party owns or has a license to such item or right and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such item or rights as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing as of the Effective Date or thereafter.

1.18 “Corporate Control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.19 “Develop” means the conduct of any pre-clinical, clinical or other studies required for obtaining Regulatory Approval (including without limitation manufacturing, formulation, quality assurance and quality control activities) or for commercialization of Elvucitabine, along with any other clinical studies, all in accordance with this Agreement. The terms “Developing” and “Development” shall be interpreted to be the same accordingly.

1.20 “Development Drug Substance” has the meaning given such term in Section 4.2(a).

1.21 “Development Plan” has the meaning given such term in Section 3.2.

1.22 “Development Program” has the meaning given such term in Section 3.1(a).

1.23 “Drug Approval Application” shall mean an application submitted by GCAT to the SDFA, BPA and/or PSD for Regulatory Approval of a Licensed Product, including without limitation, an IND or NDA.

1.24 “Elvucitabine” means the compound Controlled by Achillion as described in Exhibit 1.24.

1.25 “Elvucitabine Inventions” has the meaning given such term in Section 10.2.

1.26 “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.27 “FD&C Act” means the United States Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder from time to time.

1.28 “First Commercial Sale” means, with respect to any Licensed Product, the first sale for end use or consumption of such Licensed Product in Mainland China after the required Regulatory Approval with respect to such Licensed Product has been granted by the SFDA.

1.29 “Generic” has the meaning given such term in Section 7.2(b).

1.30 “GAAP” means United States Generally Accepted Accounting Principles.

1.31 “HBV” means the Hepatitis B Virus.

1.32 “HIV” means the Human Immunodeficiency Virus.

1.33 “IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.34 “Indemnified Party” has the meaning given such term in Section 12.3.

1.35 “Indemnifying Party” has the meaning given such term in Section 12.3.

1.36 “Information” means any and all information, data, results, inventions, trade secrets, techniques, material, or compositions of matter of any type or kind, including without limitation all know-how and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, personnel, financial, legal and commercial information or data, whether communicated in writing, orally or by any other method, which is disclosed by one Party to the other Party in connection with this Agreement; provided that the foregoing is related to Elvucitabine or Licensed Product.

1.37 “Invention” means any process, method, use, composition of matter, article of manufacture, discovery or finding, whether or not patentable.

1.38 “JAMS” means JAMS the Resolution Experts, formerly Judicial Arbitration and Mediation Services, Inc.

1.39 “Know-How” means all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) Elvucitabine, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material Controlled by a Party or its Affiliates, in either case that are necessary or useful to the research, Development, formulation, manufacture, use or sale of Elvucitabine.

1.40 “Licensed Product” means any preparations in final form, bulk form or other form containing Elvucitabine as an active pharmaceutical ingredient for sale by prescription, over-the-counter or any other method.

1.41 “Licensed Product Marks” has the meaning given such term in Section 10.3.

1.42 “Losses” has the meaning given such term in Section 12.1.

1.43 “Mainland China” shall mean the People’s Republic of China.

1.44 “NDA” means a New Drug Application, Biologics License Application, Worldwide Marketing Application, Regulatory Approval application or similar application or submission for Regulatory Approval in the Territory for a Licensed Product filed with a Regulatory Authority to obtain marketing approval for a biological or pharmaceutical product in that jurisdiction in the Territory.

1.45 “Net Sales” means, with respect to a given period of time, the total amount invoiced by GCAT, its Affiliates or Related GCAT Parties for sales of Licensed Products to a Third Party (whether an end-user, wholesaler or otherwise) in the Territory, less the following deductions with respect to such sale, to the extent applicable to the Licensed Product and to the extent actually allowed and/or taken: (a) trade, cash and quantity credits, discounts, credits, and refunds, (b) allowances or credits for returns or rejected Licensed Product; (c) prepaid freight and insurance; (d) sales taxes and other governmental charges (including value added and similar taxes, but solely to the extent not otherwise creditable or reimbursed and excluding any income tax) actually paid by GCAT, its Affiliates or Related GCAT Parties in connection with the sale; and (e) customary rebates (including, for this purpose, discounts provided by means of chargebacks or rebates) actually granted to managed health care organizations, federal, state, or local governments (or their agencies), all to the extent in accordance with GAAP as consistently applied across all products controlled by GCAT.

1.46 “NRTI” has the meaning given such term in Section 5.5.

1.47 “Offsetting IP” means:

(a) Know-How, Patents or information owned by a Third Party that is required for the research, Development, manufacture, use, sale, offer for sale or importation, of Elvucitabine; and

(b) any other Third Party intellectual property rights, not included in clause (a), for which GCAT pays Third Party Royalties, provided that Achillion has provided its prior written consent to having such intellectual property rights included as Offsetting IP.

1.48 “Original Agreement” has the meaning given such term in the Recitals.

1.49 “Patents” mean (a) all patents, certificates of invention, applications for certificates of invention, and patent applications, including without limitation patent applications under the provisional, non-provisional, and abandoned patent applications throughout the world, together with (b) any renewal, divisional, continuation (in whole or in part), or continued prosecution applications of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisionals, renewals, substitutions, confirmations, supplemental protection certificates, registrations, revalidations, revisions, and additions of or to any of the foregoing for Elvucitabine in the Territory.

1.50 “Phase 2 Clinical Trial” means a human clinical trial in any jurisdiction to initially evaluate the effectiveness of a Licensed Product (whether as a primary or secondary endpoint) for a particular indication or indications in humans with the disease or indication under study or that would otherwise satisfy the requirements of 21 CFR § 312.21(b) or the equivalent laws, rules or regulations in the Territory.

1.51 “Phase 3 Clinical Trial” means a pivotal human clinical trial in any jurisdiction the results of which could be used to establish safety and efficacy of a Licensed Product to support Regulatory Approval and as a basis for a NDA or that would otherwise satisfy the requirements of 21 CFR § 312.21(c) or the equivalent laws, rules or regulations in the Territory.

1.52 “PSD” means the Pharmaceutical Service Division of the Hong Kong Department of Health.

1.53 “Regulatory Approval” means all governmental approvals (including pricing and reimbursement approvals), product and/or establishment licenses, registrations or authorizations necessary for the manufacture, use, storage, import, export, transport and/or sale of a Licensed Product in a jurisdiction in the Territory.

1.54 “Regulatory Authority” means any applicable government regulatory authority necessary to obtain approval to manufacture, market and sell a Licensed Product in the Territory, including, but not limited to, the BPA, the SFDA, and the PSD.

1.55 “Related GCAT Party” means a sub-licensee of GCAT, a distributor of GCAT, or sublicensee of a person or entity that is a sublicensee of GCAT as permitted under this Agreement.

1.56 “Related GCAT Party Payments” means royalties paid by a Related GCAT Party to GCAT or its Affiliates for Net Sales of Licensed Products.

1.57 “Research Drug Substance” has the meaning given such term in Section 4.1.

1.58 “Research Field” means the treatment, prevention and prophylaxis of HIV and HBV.

1.59 “Research Program” has the meaning given such term in Section 2.1(a)(i).

1.60 “Royalty” has the meaning given such term in Section 7.2(a).

1.61 “Royalty Term” means, with respect to a Licensed Product, for each jurisdiction in the Territory, the period of time commencing on the First Commercial Sale of such Licensed Product in any jurisdiction and ending the later of (a) ten (10) years after the date of First Commercial Sale in such jurisdiction, or (b) the expiration of the last Valid Patent Claim of an Achillion Patent in such jurisdiction.

1.62 “SFDA” means the State Food and Drug Administration of the Mainland China.

1.63 “Taiwan” means the Taiwan province of China.

1.64 “Territory” means Mainland China, Hong Kong, and Taiwan.

1.65 “Third Party” means an entity other than GCAT and its Affiliates, and Achillion and its Affiliates.

1.66 “Third Party Claim” has the meaning given such term in Section 12.1.

1.67 “Third Party Infringement Losses” has the meaning given such term in Section 12.1.

1.68 “Third Party Royalties” means up-front, milestone, royalty and any other similar payments paid by GCAT or any Related GCAT Party to any Third Party for Offsetting IP for the development, manufacture, use sale, offer for sale, or importation of Elvucitabine or Licensed Products.

1.69 “United States” or “U.S.” means the United States of America.

1.70 “Valid Patent Claim” means a claim of an issued and unexpired Achillion Patent, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which is not appealable or has not been appealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer, otherwise.

2. LABORATORY RESEARCH

2.1 Research Activities

(a) Conduct of Research

(i) GCAT may, at its discretion, conduct laboratory research using Elvucitabine in the Research Field (“Research Program”). GCAT may conduct laboratory research regarding Elvucitabine outside the Research Field only with the prior written consent of Achillion.

(ii) GCAT shall conduct the Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations.

(b) Use of Third Parties. GCAT may use the services of Third Parties to perform the Research Program activities only upon the prior written consent of Achillion. In the event that GCAT utilizes the services of Third Parties to perform Research Program activities, GCAT shall obtain the written agreement of each such Third Party, prior to the time such Third Party initiates work, to, among other things: (i) assign ownership of Elvucitabine Inventions arising from Research Program activities to Achillion; and (ii) maintain confidentiality of any Research Program activities or Information, and any Confidential Information in accordance with Section 8 of this Agreement.

2.2 Costs for the Research Program. All costs and expenses for the Research Program shall be paid in full by GCAT.

2.3 Records and Reports

(a) Records. GCAT, its Affiliates and Related GCAT Parties shall each maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, in laboratory notebooks (or equivalent), which shall fully and properly reflect all work done and results achieved in the performance of the Research Program by GCAT.

(b) Copies and Inspection of Records. No more frequently than [**] each Calendar Year during the Term and for [**] months thereafter, Achillion shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of GCAT and GCAT Related Parties referred to in Section 2.3(a).

3. CLINICAL DEVELOPMENT

3.1 GCAT Clinical Development Activities.

(a) From and after the Effective Date, GCAT, subject to the terms of this Agreement, shall be solely responsible, at its sole expense, for all clinical Development of Elvucitabine in the Territory, including the conduct of any clinical Development of Licensed Products in the Territory (“Development Program”). Decisions regarding the clinical Development of Licensed Products in the Territory shall be made by GCAT.

(b) GCAT shall conduct the Development in strict compliance with Good Clinical Practice, and in compliance in all material respects with all requirements of applicable laws, rules and regulations.

3.2 Development Plan. GCAT shall, within [**] days after the Effective Date, prepare a Development plan for Licensed Product (“Development Plan”) and deliver the Development Plan to the Chief Medical Officer for Achillion directed to the address set forth in Section 16.5. The Development Plan shall include, among other things, the anticipated dates for the submission of Drug Approval Applications for the jurisdictions in the Territory, names of clinical sites, anticipated dates of first subject enrollment for each clinical study, anticipated dates that enrollment will be completed, and completion of study reports for submission in an NDA to the applicable Regulatory Authorities. The Development Plan shall be updated by GCAT and submitted to Achillion for review on or before the [**] day of each Calendar Quarter during the Term of the Agreement, so long as a clinical study for Elvucitabine and/or Licensed Product is being conducted by or on behalf of GCAT in the Territory.

3.3 Regulatory

(a) Filings. GCAT shall be responsible for and shall file and own all Drug Approval Applications in the Territory. GCAT shall be responsible for all communications with Regulatory Authorities in the Territory in relation thereto.

(i) Achillion shall use commercially reasonable efforts to provide information regarding Elvucitabine to GCAT for Drug Approval Applications in the Territory submitted by GCAT. In furtherance of that goal, Achillion shall, within [**] days following the Effective Date, provide to GCAT copies of the Drug Approval Applications and communications with and decisions of Regulatory Authorities in its possession as of the Effective Date related to Elvucitabine. In addition, thereafter, Achillion shall use commercially reasonable efforts to transfer and provide copies of the Information, data, protocols, clinical study reports and Know-How that are in Achillion’s possession or Control, and are reasonably requested by GCAT to obtain Regulatory Approval for Licensed Product.

(ii) GCAT shall provide Achillion a detailed written report on or before the tenth day of each Calendar Quarter of the progress of all Drug Approval Applications up to that date. This written report may be included in the Development Plan. GCAT will provide Achillion copies of each and every regulatory filing, including, but not limited to, Drug Approval Applications, within [**] days following submission of such regulatory filing to the relevant Regulatory Authority.

(iii) Achillion hereby grants to GCAT a right of reference to the Achillion IND filed with the FDA for the use of Elvucitabine in treatment of HIV solely for use with Drug Approval Applications for Licensed Product in the Territory.

3.4 Diligence.

(a) GCAT shall use Commercially Diligent Efforts to Develop at least [**] in the Commercialization Field for commercial sale in the Territory.

(b) Achillion shall use Commercially Diligent Efforts to provide to GCAT copies of the preclinical and clinical data regarding Elvucitabine in the possession of Achillion as of the Effective Date.

(c) In furtherance of its obligation to Develop Licensed Product under Section 3.4(a), GCAT agrees to meet the following milestones for Development of the first Licensed Product:

(i) Completion of preclinical Development in Mainland China for Elvucitabine or Licensed Product for the treatment of HBV on or before [**];

(ii) Submission of an IND to the SFDA for the conduct of a Phase 2 Clinical Trial in Mainland China for Elvucitabine or Licensed Product for the treatment of HBV on or before [**];

(iii) Enrollment of the first subject in a Phase 2 Clinical Trial in Mainland China for Elvucitabine or Licensed Product for the treatment of HBV on or before [**];

(iv) Enrollment of the first subject in a Phase 3 Clinical Trial in Mainland China for Elvucitabine or License Product for the treatment of HBV on or before [**]; and

(v) Submission of a NDA to the SFDA for Regulatory Approval for the commercial sale of Licensed Product in Mainland China for the treatment of HBV on or before [**].

(d) Achillion may, in its sole discretion, terminate this Agreement and the licenses to GCAT granted herein upon thirty (30) days prior written notice to GCAT in the event GCAT fails to meet any of the Development diligence milestones by the deadlines stated in section 3.4(b). The provisions of Section 11.4 of this Agreement shall apply in the event of a termination of the Agreement pursuant to this section 3.4(d). In the event GCAT is unable to meet the deadlines stated in Section 3.4(c)(i) or Section 3.4(c)(ii) solely as a result of a regulatory delay by the SFDA, GCAT will immediately provide written notice to Achillion. The Parties will meet telephonically or in person within ten (10) days following the receipt of such notice by Achillion to discuss in good faith a commercially reasonable extension to such deadline.

3.5 Records and Reports

(a) Records. GCAT, its Affiliates and Related GCAT Parties shall each maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes which shall fully and properly reflect all work done and results achieved in the performance of the Development Program by GCAT.

(b) Copies and Inspection of Records. No more frequently than [**] each Calendar Year during the Term and for [**] months thereafter, Achillion shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of GCAT and GCAT Related Parties referred to in Section 3.5(a).

3.6 Costs for Development Program. All costs and expenses for the Development Program shall be paid in full by GCAT.

4. MATERIAL FOR PRECLINICAL RESEARCH AND CLINICAL DEVELOPMENT

4.1 Research Material. Achillion agrees to provide GCAT for [**], with [**] of Elvucitabine drug substance solely for use in laboratory research (“Research Drug Substance”) within [**] days of a receipt of a written request for such material from GCAT.

4.2 Development Drug Substance.

(a) Achillion agrees to provide GCAT with Elvucitabine drug substance manufactured for use solely in the conduct of Development in the Territory (“Development Drug Substance”) within [**] days following receipt of a written request for such Development Drug Substance from GCAT, and receipt of payment by Achillion pursuant to Section 4.2(c).

(b) Achillion will deliver to GCAT a maximum amount of [**] of Development Drug Substance during the term of this Agreement pursuant to this Section 4.2.

(c) GCA will reimburse Achillion the acquisition cost of [**] United States of America Dollars (US$ [**]) per each [**] of Development Drug Substance requested by GCA pursuant to this Section 4.2. Payment in full shall be made by GCA to the address designated by Achillion [**] days prior to the requested date of delivery of the Development Drug Substance pursuant to Section 4.3.

4.3 Delivery Achillion will deliver Research Drug Substance and/or Development Drug Substance to GCAT to a location designated by GCAT in the State of New Jersey, United States, provided that (a) GCAT shall pay all costs associated with the shipping and delivery of the Research Drug Substance and the Development Drug Substance to the designated GCAT delivery location; and (b) Achillion has received payment in accordance with Section 4.2(c). Title to and risk of loss for Research Drug Substance and the Development Drug Substance shall transfer to GCAT upon delivery to the address designated by GCAT pursuant to this 4.3.

4.4 Export. GCAT shall be solely responsible for the export/import of the Research Drug Substance and the Development Drug Substance to the Territory for use in accordance with the Agreement, and all costs related thereto. GCAT shall comply in all material respects with all requirements of applicable laws, rules and regulations in the handling and export/import of the Research Drug Substance and the Development Drug Substance.

5. COMMERCIALIZATION

5.1 Manufacturing Information and Activities. As soon as practicable, Achillion shall transfer to GCAT all material information in Achillion’s possession or Control relating to the manufacture of Elvucitabine, including but not limited to data, Information and Achillion Know-How that is reasonably required or related to the manufacturing of Elvucitabine or Licensed Products, and manufacturing specifications, provided, however, that Achillion may retain any materials, information or data that is reasonably required or necessary for Achillion to conduct development outside of the scope of this Agreement, or to fulfill its existing obligations to Third Parties. GCAT shall thereafter be solely responsible for the chemistry, manufacturing and control (“CMC”) of Elvucitabine in the Commercialization Field in the Territory, clinical supplies and Licensed Products.

5.2 Commercial and Product Support Activities

(a) GCAT Activities. GCAT shall be solely responsible, at its sole expense, for marketing and commercialization of Licensed Products in the Territory.

(b) Commercialization Plan. GCAT will supply Achillion with a copy of its written plan for commercializing Licensed Products by GCAT and Related GCAT Parties within [**] days following the submission of the NDA for the first Licensed Product to the applicable Regulatory Authority (“Commercialization Plan”). Thereafter, GCAT will supply Achillion an updated Commercialization Plan for the next Calendar Year on or before [**] of the preceding Calendar Year. Upon the request of Achillion, senior management of Achillion and senior management of GCAT shall meet in person or telephonically to discuss the Commercialization Plan. GCAT shall give due consideration to all comments by Achillion to the Commercialization Plan, and make those revisions and adjustments to the Commercialization Plan reasonably requested by Achillion.

(c) Acknowledgement. Achillion acknowledges that it is GCAT’s intention to develop the market in Mainland China first with its Chinese joint venture, and it is at GCAT’s commercially reasonable discretion to develop or sublicense Elvucitabine and Licensed Products in Hong Kong or Taiwan.

5.3 Labeling. To the extent permitted by law and Regulatory Authorities, GCAT shall identify Achillion as the licensor of each Licensed Product on the packaging and labeling for such Licensed Product in each jurisdiction of the Territory in a manner approved in advance in writing by Achillion, such consent not to be unreasonably withheld.

5.4 Diligence.

(a) GCAT shall, itself and/or cause its Affiliates and Related GCAT Parties to use Commercially Diligent Efforts to commercialize and market at least [**] in the Commercialization Field in Mainland China.

(b) In furtherance of its obligation to Develop Licensed Product under section 5.4(a), GCAT agrees to meet the following milestones for Development of the first Licensed Product:

(i) Will have entered into agreements for the commercial manufacture, distribution and sale of Licensed Product for HBV in the Mainland China on or before [**];

(ii) Grant by the SFDA of commercial marketing authorization for Licensed Product for the treatment of HBV in the Mainland China on or before [**]; and

(iii) First Commercial Sale of Licensed Product for the treatment of HBV in the Mainland China on or before [**].

(c) Achillion may, in its sole discretion, terminate this Agreement and the licenses to GCAT granted herein upon thirty (30) days prior written notice to GCAT in the event GCAT fails to meet any of the Commercialization diligence milestones by the deadlines stated in section 5.4(b). The provisions of Section 11.4 of this Agreement shall apply in the event of a termination of the Agreement pursuant to this section 5.4(c).

5.5 Competitive Products. During the term of this Agreement, and for [**] months following termination of this Agreement, GCAT shall not develop, reverse engineer, copy or import/export any product in the Commercialization Field that contains a Nucleotide Reverse Transcriptase Inhibitor (“NRTI”) as an active pharmaceutical ingredient, and shall not represent, distribute or otherwise handle any product competitive to Elvucitabine or Licensed Product, which is defined as any product for use in the Research Field that contains a NRTI as an active pharmaceutical ingredient.

5.6 Costs for Marketing and Commercialization. All costs and expenses for the marketing and commercialization of Elvucitabine and Licensed Products in the Territory shall be paid in full by GCAT.

6. LICENSES AND COVENANTS

6.1 License Grants to GCAT. Subject to the terms of this Agreement, Achillion hereby grants to GCAT an exclusive (even as to Achillion except to the extent provided below), royalty-bearing (as set forth in Section 7.2), with the right to sublicense subject to Section 6.3, under Achillion Technology to Develop, make, have made, use, sell, have sold, offer for sale and import Elvucitabine and Licensed Products in the Commercialization Field in the Territory in accordance with the terms of this Agreement.

6.2 Achillion Ownership of Achillion Technology. GCAT acknowledges and agrees that Achillion is and shall remain the owner of all Achillion Technology and of any new processes, improvements, techniques, methods, formulas, inventions, information or know-how related to Elvucitabine. No right or license under any patents, trademarks, copying, processes or other proprietary rights of Achillion other than Achillion Technology shall be granted by implication or estoppel. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

6.3 Grant of Sublicenses. GCAT may grant sublicenses of the rights granted in Section 6.1, or appoint persons or entities to distribute Licensed Product in the Territory, provided all of the following occur:

(a) the prior written consent of Achillion;

(b) each sublicensee/Related GCAT Party enters into a written agreement with GCAT containing provisions substantially similar to the terms of the Agreement including, but not limited to, the right for Achillion to audit the sublicensee’s books and records as provided in Section 7.6 of this Agreement; the assignment of inventions relating to Elvucitabine and/or Licensed Products to Achillion substantially similar to Section 10.2 of this Agreement, and confidentiality obligations substantially similar to Section 8 of this Agreement;

(c) the written agreement between sublicensee/ Related GCAT Party and GCAT is approved by Achillion in writing prior to execution by GCAT;

(d) the written agreement between sublicensee/Related GCAT Party and GCAT agreement shall terminate immediately upon termination of this Agreement; and

(e) GCAT shall remain liable to Achillion for the performance of each sublicensee/Related GCAT Party pursuant to this Agreement and the fulfillment of each sublicensee/Related GCAT Party of its contractual and legal requirements.

(f) For purposes of clarity, GCAT agrees to provide to Achillion for review, and to obtain Achillion’s prior written consent, to any agreement entered into by GCAT or a Related GCAT Party regarding Elvucitabine and/or Licensed Product.

7. COMPENSATION

7.1 Milestone Payments

(a) Payment. GCAT will pay to Achillion a non-refundable milestone payment of [**] United States of America Dollars (US$[**]) on or before [**] days following First Commercial Sale of Licensed Product. Such milestone payment shall be due on a product by product basis for each Licensed Product.

(b) Notices of Milestone. GCAT shall, within [**] business days after achieving each such milestone stated in Section 7.1(a) (but no later than [**] days after such achievement), send a notice (which shall include any supporting information reasonably appropriate) to Achillion to such effect.

7.2 Royalties.

(a) During the Term, in each jurisdiction in the Territory, GCAT will pay Achillion, no later than [**] days following the end of the preceding Calendar Quarter, a royalty payment on Net Sales of Licensed Product sold by GCAT and its Affiliates, and GCAT Related Parties in such jurisdiction (the “Royalty”), of [**] Percent ([**]%) on Net Sales in the Territory.

(b) Notwithstanding 7.2(a), the Royalty to be paid by GCAT to Achillion on Net Sales of Licensed Product in Mainland China during the Term shall be reduced to [**] percent ([**]%) in the event of, and only after the occurrence of, all of the following: (a) (i) the first commercial sale of a product that is the generic equivalent of Elvucitabine (“Generic”) in Mainland China by a Third Party that is not GCAT, a GCAT Affiliate or a Related GCAT Party; and (ii) such Generic was developed, and approved by the SFDA without use of any Achillion Confidential Information provided to GCAT under this Agreement; and (b) Achillion, GCAT, and/or a Related GCAT Party have not, within [**] days following the first commercial sale of such Generic, obtained a court order that prevents the continued sale of such Generic in Mainland China. For purposes of clarity, the Parties agree that for this paragraph 7.2(b) to apply, the Generic must be approved and marketed in Mainland China for the same indication as the indication for which Elvucitabine or Licensed Product has been approved and marketed in Mainland China.

7.3 Non-Royalty Consideration Paid by Related GCAT Parties. GCAT shall pay Achillion, within [**] days of payment to GCAT, an amount equal to [**] percent ([**]%) of any up-front, milestone, sales and related payments or proceeds paid by Related GCAT Parties for sublicenses of rights granted pursuant to Section 6.3; provided, however, that such milestone and related payments shall not include Related GCAT Party Royalties.

7.4 Payment; Report. Following the First Commercial Sale of a Licensed Product, GCAT shall furnish to Achillion, within [**] days following the end of each Calendar Quarter, a written report for such Calendar Quarter showing, for each Licensed Product, on a jurisdiction-by-jurisdiction basis, (A) the total amount invoiced by GCAT, its Affiliates or Related GCAT Parties for sales to a Third Party (whether an end-user, wholesaler or otherwise) in the Territory; (B) total Net Sales; and (C) the calculation of Royalty due. GCAT shall keep complete and accurate records in sufficient detail to enable the Royalties payable hereunder to be determined.

7.5 Exchange Rate; Manner and Place of Payment

(a) Payments. Unless otherwise specified in writing by Achillion, all payments to be made by GCAT to Achillion under this Agreement shall be made in United States Dollars and shall be paid by bank wire transfer in immediately available funds from a bank account in the United States selected by GCAT to a bank account in the United States designated in writing by Achillion from time to time.

(b) Exchange Rate.

(i) For sales of Licensed Product in the Mainland China, the conversion of non-U.S. Dollar sales into U.S. Dollar sales shall be determined using the average of the daily exchange rate for the Calendar Quarter in which the sales occurred, applying the “intermediate exchange rate” published by the People’s Bank of China for the days in that Calendar Quarter.

(ii) For sales of Licensed Product in Taiwan and/or Hong Kong, the conversation of non-U.S. Dollar sales into U.S. Dollar sales shall be determined using the average of the daily exchange rate for the Calendar Quarter in which the sales occurred, applying the exchange rate published in the East Coast edition of The Wall Street Journal for the days in that Calendar Quarter.

7.6 Records and Audit

(a) Records. GCAT shall maintain, and shall require its Affiliates, and Related GCAT Parties to maintain, complete and accurate books and records in connection with the sale of Licensed Products hereunder, as necessary to allow the accurate calculation of the royalties due to Achillion hereunder, and to retain such records for [**] years after submission of the royalty report to which they pertain.

(b) Audit. Upon Achillion’s written notice to GCAT with reasonable advance notice and not more than [**] in each Calendar Year, GCAT shall permit external accountants selected by Achillion and reasonably acceptable to GCAT, at Achillion’ expense (except as set forth in Section 7.6(c)), to have access during normal business hours to such of the records of GCAT, its Affiliates, and Related GCAT Parties as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than [**] years prior to the date of such request. GCAT shall also provide the accountants such documentation relating to sales by Affiliates and Related GCAT Parties as are reasonably necessary to verify the accuracy of such royalty reports.

(c) Discrepancies. Except as otherwise provided in this Section 7.6(c), if such accountants identify a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within [**] days of the date of receiving such accountant’s written report, or as otherwise agreed upon by the Parties, plus interest calculated in accordance with Section 7.7. The Party required to pay the discrepancy may challenge the results of such accountants’ report by providing notice within [**] days to the other Party. The Parties will then mutually agree to designate an accountant to verify the accuracy of the initial report. The fees charged by such accountants shall be paid by Achillion; provided, that if the audit uncovers an underpayment of royalties by GCAT in an amount that exceeds five percent (5%) of the total royalties owed, then the reasonable fees of such accountants shall be paid by GCAT.

(d) Confidentiality. Achillion shall treat all financial information subject to review under this Section 7.6 or under any Related GCAT Party agreement in accordance with the confidentiality and non-use provisions of this Agreement.

7.7 Late Payments. Any amounts not paid when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which Achillion has collected immediately available funds in an account designated by Achillion at an annual rate equal to the sum of [**] percent ([**]%) plus the annual prime rate of interest quoted in the Money Rates section of the East Coast edition of the Wall Street Journal calculated daily on the basis of a 365-day year.

7.8 Taxes. If laws, rules or regulations require withholding of income taxes, VAT, royalty withholding taxes, or other taxes imposed upon payments to Achillion set forth in this Section 7, GCAT shall make such withholding payments with deduction or subtraction from the payments by GCAT to Achillion under Sections 7.1, 7.2, and 7.3.

7.9 Final Royalty Report. Within [**] days of the expiration or termination of this Agreement, GCAT shall submit to Achillion a final royalty report and payment covering all Licensed Products upon which royalty under this Section 7 was due and not paid.

7.10 Agreement Registration. GCAT agrees to, and/or cause its Affiliates and Related GCAT Parties, as applicable, to register this Agreement with the Ministry of Commerce for the Mainland China and any other applicable Regulatory Authority, pursuant to the Measures for the Administration of Registration of Technology, Import and Export: (i) for GCAT and its Affiliates, on or before [**] days following the Effective Date; and (ii) for Related GCAT Parties, on or before [**] days following the execution of a written agreement with GCAT or a GCAT Affiliate pursuant to Section 6.3 of this Agreement.

8. CONFIDENTIAL INFORMATION

8.1 Nondisclosure Obligation

(a) Confidential Information. All Information disclosed by one Party to the other Party hereunder (“Confidential Information”) shall be maintained in confidence by the receiving Party and shall not be disclosed to any non-Party or used for any purpose except to exercise its rights and perform its obligations under this Agreement without the prior written consent of the disclosing Party, except to the extent that the receiving Party can demonstrate by competent written evidence that such Information:

(i) is known by the receiving Party at the time of its receipt and, not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(ii) is in the public domain other than as a result of any breach of this Agreement by the receiving Party;

(iii) is subsequently disclosed to the receiving Party on a non-confidential basis by a Third Party who may lawfully do so; or

(iv) is independently discovered or developed by the receiving Party without the use of Confidential Information provided by the disclosing Party, as documented by the receiving Party’s business records.

(b) Return of Confidential Information Upon Expiration or Termination of Agreement. Within [**] days after any expiration or termination of this Agreement, each Party shall destroy (and certify to the other Party such destruction) or return all Confidential Information provided by the other Party except as otherwise set forth in this Agreement, and except that each Party may retain a single copy of the Confidential Information in its confidential legal files for the sole purpose of ascertaining its ongoing rights and responsibilities regarding the Confidential Information.

8.2 Permitted Disclosures

(a) Permitted Disclosure. Each Party may disclose Confidential Information provided by the other Party to the extent such disclosure is reasonably necessary in the following instances:

(i) disclosure to governmental or other regulatory agencies in order to obtain Patents on Achillion Technology or Elvucitabine Inventions or to gain or maintain approval to conduct clinical trials or to market Licensed Product (in each case to the extent permitted by this Agreement), but such disclosure may be only to the extent reasonably necessary to obtain Patents or authorizations;

(ii) complying with applicable court orders or governmental regulations, including without limitation rules or regulations of the Securities and Exchange Commission, or by rules of the National Association of Securities Dealers, any securities exchange or NASDAQ; provided, however, that the receiving Party shall first have given notice to the other Party hereto in order to allow such Party the opportunity to seek confidential treatment of the Confidential Information;

(iii) disclosure by GCAT to Related GCAT Parties for the sole purpose of conducting Development and/or commercialization of Elvucitabine and Licensed Products in accordance with the terms and conditions of this Agreement on the condition that such Related GCAT Parties agree to be bound by confidentiality and non-use obligations at least equivalent in scope to those contained in this Agreement; provided the term of confidentiality for such Related GCAT Parties shall be no less than [**] years; or

(iv) disclosure to consultants, agents or other Third Parties solely to the extent required to accomplish the purposes of this Agreement or in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, in each case on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations at least equivalent in scope to those contained in this Agreement or for the purposes of such financing; provided the term of confidentiality for such Third Parties shall be no less than [**] years.

(b) Written Agreements. GCAT shall obtain written agreements from each of its employees and consultants and Related GCAT Parties who perform activities under this Agreement, which agreements shall obligate such persons to similar obligations of confidentiality and to assign to Achillion all inventions made by such persons during the course of performing such activities. Each Party will notify the other Party promptly upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

(c) Required Disclosure. If a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of Section 8.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 8, and the Party disclosing Information pursuant to law or court order shall take all reasonable steps necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

8.3 Publication. If GCAT, its employees or consultants and/or Related GCAT Parties wish to make a written publication or oral presentation related to Elvucitabine or Licensed Product, GCAT shall deliver to Achillion a copy of the proposed written publication or an outline of an oral disclosure at least [**] days prior to submission for publication or presentation. GCAT may thereafter publish such written publication or presentation with the prior written consent of Achillion.

8.4 Publicity/Use of Names

(a) Use of Name and Trademarks. Neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party.

(b) Allowed Disclosure. A copy of the draft press release announcing the execution of the Original Agreement, which had previously been issued by the Parties, is attached to this Agreement as Exhibit 8.4(b). The Parties acknowledge that each Party may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder.

(i) GCAT may issue such press releases or otherwise make such public statements or disclosures as it considers appropriate with the prior written consent of Achillion. GCAT shall provide Achillion with not less than [**] business days to review any such press releases, statements or disclosures.

(ii) Achillion agrees to consult with GCAT reasonably and in good faith with respect to the text and timing of press releases or public disclosures prior to the issuance thereof. Notwithstanding the foregoing, Achillion may issue such press releases or otherwise make such public statements or disclosures (such as in annual reports to stockholders or filings with the Securities and Exchange Commission) as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure; provided, however, that (A) Achillion does not disclose any Confidential Information of GCAT; and (B) Achillion shall first provide GCAT with not less than [**] business days to review and comment on any such press releases, statements or disclosures, except to the extent that doing so is not feasible within the timeframe required for compliance with such laws, regulations or market disclosure requirements.

(c) Protection of Interests. The Parties will use commercially reasonable efforts to ensure that the content of any oral statement or written disclosure or publication will comply with applicable laws and regulations and will not adversely affect the Parties’ commercial interests.

9. REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, that, as of the Effective Date:

(a) Corporate Existence and Power. It is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.

(b) Authority and Binding Agreement. As of the Effective Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

(c) No Conflict. It has not entered, and will not enter, into any agreement with any Third Party which is in conflict with the rights granted to the other Party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement.

9.2 Achillion Representations and Warranties. Achillion represents and warrants to GCAT that, as of the Effective Date:

(a) Non-infringement of Third Party Rights. To Achillion’s actual knowledge as of the Effective Date, there are no patents or trade secret rights owned or controlled by a Third Party, that would dominate, or be infringed or misappropriated by the conduct of activities under this Agreement. As of the Effective Date, Achillion has not received a written notice relating to any claims of such domination, infringement or misappropriation.

(b) Non-infringement by Third Parties. To Achillion’s actual knowledge as of the Effective Date, there is no Third Party infringement or misappropriation of the Achillion Technology relating to Elvucitabine. As of the Effective Date, Achillion has not received written notice of any activities by Third Parties that would constitute infringement or misappropriation of any Achillion Technology relating to any Elvucitabine.

(c) Title. To its actual knowledge, as of the Effective Date, Achillion has sufficient legal and/or beneficial title under its intellectual property rights necessary to perform activities contemplated under this Agreement and to grant the licenses contained in this Agreement.

(d) Debarment. Neither Achillion nor any of its Affiliates are debarred, suspended or otherwise excluded by Debarment any Regulatory Authority from receiving government contracts in the Territory, nor is it, nor its Affiliates or any employees debarred under the applicable provisions of the FD&C Act.

9.3 GCAT Representations and Warranties. GCAT represents and warrants to Achillion that, as of the Effective Date:

(a) Consent. To its’ knowledge, the execution and delivery of this Agreement and the consummating of the transaction contemplated herein do not require the affirmative approval, consent, authorization or other order or action of any court, Regulatory Authority or of any creditor of GCAT or any of its Affiliates.

(b) Applicable Law. It, its Affiliates and the Related GCAT Parties are, and will ensure that they remain throughout the Term, in compliance with all requirements of applicable law.

(c) Debarment. Neither it, nor any of its Affiliates nor Related GCAT Parties are debarred, suspended or otherwise excluded by any Regulatory Authority from receiving government contracts in the Territory, not is it, nor its Affiliates nor any Related GCAT Party, or any of its employees debarred under the applicable provisions of the FD&C Act.

9.4 No Other Representations or Warranties. The express representations and warranties stated in this Section 9 are in place of all other representations and warranties, express, implied, or statutory, including without limitation, warranties of merchantability, fitness for a particular purpose, non-infringement or non-misappropriation of Third Party intellectual property rights, title, custom or trade. All Research Drug Substance and Development Drug Substance and Achillion Information are provided by Achillion to GCAT “as is.”

9.5 No Reliance by Third Parties. The representations and warranties of a Party set forth in this Agreement are intended for the sole and exclusive benefit of the other Party hereto, and may not be relied upon by any Third Party.

10. OWNERSHIP OF DATA AND INVENTIONS AND INTELLECTUAL PROPERTY RIGHTS

10.1 Data.

(a) Ownership. The right, title and interest in and to the data and results arising out of or resulting from the performance of the Research Program, Development Program and the marketing and commercialization of Elvucitabine and Licensed Products in the Territory shall be the property of GCAT (“Data”).

(b) Copy of Data. GCAT shall itself, and shall cause Affiliates and Related GCAT Parties to, provide to Achillion a true and correct copy of all Data within [**] days following the completion of the Research Program or Development Program study to which the Data relates, or the marketing or commercialization activity to which the Data relates.

(c) Exclusive License. GCAT hereby grants to Achillion an exclusive license (even as to GCAT) to use the Data for any purpose outside the Territory. For purposes of clarity, GCAT agrees that Achillion may incorporate the Data in any regulatory filings or patent applications; and GCAT shall have no ownership, license or access rights in, or to, any such regulatory filings or patent application based upon the inclusion of such Data therein.

(d) Use of Data. Achillion shall use the Data in accordance with applicable laws, rules and regulations.

10.2 Inventions Each patentable and unpatentable Invention, discovery, improvement, process, methodology, and idea discovered during the course or as a result of the activities contemplated hereunder, to the extent it involves Elvucitabine and/or Licensed Product shall be the sole property of Achillion (“Elvucitabine Inventions”). GCAT shall promptly disclose all Elvucitabine Inventions to Achillion and shall provide all assistance in making applications for Letters of Patent for Elvucitabine Inventions in any jurisdiction in the world at Achillion’s request and expense. GCAT agrees to assist in prosecuting such patent applications, including executing or obtaining the execution of all papers necessary to transfer to Achillion all of GCAT’s right, tile and interest in and to any Elvucitabine Inventions at no additional cost to Achillion.

10.3 Trademarks.

(a) Ownership. GCAT shall be solely responsible, at its sole expense for filing applications with applicable Regulatory Authorities, and maintaining trademarks for License Product in the Territory (“Licensed Product Marks”).

(b) Exclusive License. GCAT hereby grants to Achillion, for no additional consideration, an exclusive license to use any Licensed Product Marks to commercialize and market Elvucitabine and Licensed Product outside the Territory.

10.4 Infringement by Third Parties

(a) Notice. If either Party learns of any infringement of Achillion Patents, or any misappropriation or misuse of Know-How, of which the other Party is a sole owner, co-owner or licensee, such Party shall promptly notify the other Party of such infringement, misappropriation or misuse.

(b) GCAT’s Right to Bring Suit

(i) As the exclusive licensee of Achillion Technology, GCAT shall have the first right , but not the obligation, to initiate and prosecute any legal action or defense with respect to any infringement of Achillion Technology by Third Parties in the Territory at its own expense and, if necessary, to name Achillion as a co-party, or to control if any declaratory judgment action relating thereto, and GCAT shall pay all attorneys fees and costs associated with such action.

(ii) If, within [**] days or [**] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, GCAT fails to take such action, or if GCAT informs Achillion that it elects not to exercise such first right, Achillion (or its designee) thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment and Achillion shall pay all attorneys fees and costs associated with such action.

(c) Cooperation. For any action to terminate any infringement of Achillion Patents, or any misappropriation or misuse of Achillion Know-How, if either Party is unable to initiate or prosecute such action solely in its own name, the other Party shall join such action and shall execute all documents necessary to initiate litigation to prosecute and maintain such action. In connection with any such action, GCAT and Achillion shall cooperate fully and will provide each other with any information or assistance that either reasonably requests. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, the consultation and approval of any offer related thereto.

(d) Costs and Awards. Any recovery obtained by either or both GCAT and Achillion in connection with or as a result of any action contemplated by this Section 10.4, whether by settlement or otherwise, shall be shared in order as follows:

(i) The Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action, plus a premium of [**] Percent ([**]%) of such costs and expenses;

(ii) The other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action, plus a premium of [**] Percent ([**]%) of such costs and expenses;

(iii) Any remaining amounts after such reimbursement of the Parties’ costs and expenses shall be awarded to the Party which initiated and prosecuted the action. If such award is obtained by GCAT and such award is in excess of both Parties’ costs, expenses and associated [**] percent ([**]%) premium, the amount of such excess shall be considered Net Sales in the Calendar Quarter it is received for purposes of calculating royalties payable by GCAT in accordance with Section 7.2 if the recovery is for infringement by a product that is competitive to a Licensed Product. Any other or additional recovery obtained by either Party shall be allocated [**] Percent ([**]%) to GCAT and [**] Percent ([**]%) to Achillion.

10.5 Infringement of Third Party Rights

(a) Notice. If any Licensed Product manufactured, used or sold by either Party, its Affiliates, licensees or sublicensees under this Agreement becomes the subject of a Third Party claim, or there is the potential for a claim, of patent infringement relating to the manufacture, use, sale, offer for sale or importation of Licensed Product, the Party first having notice of the claim shall promptly notify the other Party, and the Parties shall promptly meet to consider the claim and the appropriate course of action.

(b) Defense.

(i) GCAT shall have the right, but not the obligation, to defend against such claim or initiate any declaratory judgment action relating to Elvucitabine or Licensed Product or bring any such action necessary to protect its interest in such Elvucitabine or Licensed Product, at its own expense, and Achillion shall have the right to participate in any such suit, at its own expense. The Parties shall reasonably cooperate with respect to the defense of the claim, including if required to conduct such defense, furnishing a power of attorney.

(ii) If, within [**] days of receiving the notice provided for in Section 10.5(a), or [**] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of a claim or response in such actions, whichever comes first, GCAT fails to take such action, or if GCAT informs Achillion that it elects not to exercise such first right, Achillion (or its designee) thereafter shall have the right to defend against such claim or initiate any declaratory judgment action relating to Elvucitabine or Licensed Product or bring any such action necessary to protect its interest in such Elvucitabine or Licensed Product, and may claim indemnification under Section 12.1 for such action. The Parties shall reasonably cooperate with respect to the defense of the claim, including if required to conduct such defense, furnishing a power of attorney.

10.6 Settlement. Each Party shall give the other Party timely written notice of the proposed settlement of any action under Sections 10.3 or 10.4, and neither Party shall consent to the entry of any judgment or settlement or otherwise compromise any such action or suit in a way that adversely affects the other Party’s intellectual property rights or its rights or interests with respect to Elvucitabine or Licensed Products without such other Party’s prior written consent (not to be unreasonably withheld).

11. TERM AND TERMINATION

11.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Sections 11.2 or 11.3 shall be in full force and effect until the expiration of the last to expire Royalty Term.

11.2 Termination by Achillion.

(a) Stated in Agreement. Achillion may terminate this Agreement as provided in Section 3.4(c) and 5.4(c), or as otherwise permitted in this Agreement.

(b) Change of Corporate Control of Achillion. In the event of a Change of Corporate Control of Achillion, Achillion may terminate this Agreement upon ninety (90) days prior written notice to GCAT. In the event Achillion provides GCAT with written notice of termination pursuant to this Section 11.2(b), Achillion shall pay GCAT a termination fee as follows:

(i) Termination prior to the filing of an IND with the SFDA for Elvucitabine or Licensed Product for the treatment of HBV: Three Million United States Dollars (USD $3,000,000).

(ii) Termination after the filing of an IND with the SFDA for Elvucitabine or Licensed Product for the treatment of HBV and prior to the enrollment of the first subject in a Phase 2 Clinical Trial in Mainland China for Elvucitabine or Licensed Product for the treatment of HBV: Five Million United States Dollars (USD $5,000,000).

(iii) Termination after the enrollment of the first subject in a Phase 2 Clinical Trial in Mainland China for Elvucitabine or Licensed Product for the treatment of HBV and before the enrollment of the first subject in a Phase 3 Clinical Trial in Mainland China for Elvucitabine or Licensed Product for the treatment of HBV: Ten Million United States Dollars (USD $10,000,000).

(iv) Termination after the enrollment of the first subject in a Phase 3 Clinical Trial in Mainland China for Elvucitabine or Licensed Product and before the filing of an NDA with the SFDA for Elvucitabine or Licensed Product for the treatment of HBV: Fifteen Million United States Dollars (USD $15,000,000).

(v) Termination after the grant of Regulatory Approval by the SFDA for the commercial marketing of Licensed Product in Mainland China for the treatment of HBV: Twenty Million United States Dollars ($20,000,000); or the value of the annualized Net Sales for such Licensed Product for the two most recent Calendar Years, whichever is greater.

11.3 Termination for Material Breach. If a Party materially breaches this Agreement, the other Party may terminate this Agreement effective ninety (90) days after providing written notice to the breaching Party, if within that time the breaching Party fails to cure its material breach and the non-breaching Party does not withdraw its termination notice.

11.4 Effects of Termination.

(a) If a Party terminates this Agreement under Section 11.2, all terms and provisions shall terminate as of the effective date of termination, except as otherwise expressly provided in this Section 11.3 and in Section 11.4.

(b) GCAT shall pay to Achillion any amounts due pursuant to Section 7 prior to the date of termination.

(c) GCAT shall assign and promptly transfer to Achillion, or its Affiliates as requested by Achillion, at no expense to Achillion or its Affiliates, all of GCAT’s and GCAT Related Party’s right, title and interest in and to (A) all regulatory filings (such as INDs and drug master files), Drug Approval Applications, Regulatory Approvals, and clinical trial agreements (to the extent assignable and not cancelled) for Licensed Product(s) or Elvucitabine(s), to the extent that Achillion elects to continue development of such Licensed Product(s) or Elvucitabine; (B) all Data, including clinical data, materials and information of any kind or nature whatsoever, in GCAT’s possession, in the possession of its Affiliates, in the possession of Related GCAT Parties, or any of their respective agents related to the Licensed Product(s) or Elvucitabine; (C) all trademarks related to Elvucitabine or Licensed Products (if such termination occurs after approval of such trademark by a Regulatory Authority) including, but not limited to, Licensed Product Marks; and (D) all material information, and any other information reasonably requested and required by Achillion, relating to the manufacture of Elvucitabine and/or Licensed Products.

(d) GCAT shall supply (or cause its Third Party manufacturers to supply) Licensed Product(s) and/or Elvucitabine(s) to Achillion to the extent GCAT had, prior to such termination, been manufacturing Licensed Product(s) and/or Elvucitabine and, at Achillion’s request, shall assist in the transfer of manufacturing processes to new suppliers.

(e) In the event that GCAT supplies Licensed Product and/or Elvucitabine pursuant to Section 11.4(d), Achillion shall pay GCAT its out-of-pocket costs, to the extent such manufacture, transfer and supply activities are conducted by Third Parties. The Parties will cooperate to effect such transfer as soon as practicable.

(f) Upon expiration or termination of this Agreement the Parties shall comply with Section 8.1(b).

11.5 Accrued Rights and Obligations; Survival. Termination of this Agreement by a Party pursuant to Section 11 shall not be a Party’s sole remedy for a material breach of this Agreement but shall be in addition to any other rights or remedies of a Party under this Agreement. Termination or expiration of this Agreement shall not affect any accrued rights or surviving obligations of the Parties. The provisions of Sections 4.2(c), 5.5, 6.3(e), 7, 8, 9, 10.1, 10.2, 10.3, 10.6, 11, 12, 13.3, 14, and 16 shall survive the expiration or termination of this Agreement for any reason whatsoever.

12. INDEMNIFICATION, INSURANCE, LIMITATIONS OF LIABILITY

12.1 Indemnification by GCAT. GCAT will indemnify, hold harmless and defend Achillion, its Affiliates, and their respective employees and agents against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including without limitation reasonable attorneys’ fees and witness fees) (“Losses”) resulting from any claim, demand, suit, action or proceeding brought or initiated by a Third Party (“Third Party Claim”) against them to the extent that such Third Party Claim arises out of (i) the research, development, manufacture, use, sale or other commercialization of Licensed Products by GCAT, its Affiliates, Related GCAT Parties, any other sublicensees or distributors, including but not limited to infringement of Patents of Third Parties, or misappropriation of trade secrets of Third Parties, resulting from such activities (such Losses arising out of infringement of Patents, “Third Party Infringement Losses”); (ii) the breach or alleged breach of any representation or warranty by GCAT in Section 9; or (iii) the negligence or willful misconduct of GCAT, its Affiliates, Related GCAT Parties or their respective employees or agents in the course of performance under this Agreement; provided that such indemnity shall not apply to the extent Achillion has an indemnification obligation pursuant to Section 12.2 for such Loss.

12.2 Indemnification by Achillion. Achillion will indemnify, hold harmless and defend GCAT, its Affiliates and their respective employees and agents against any and all Losses resulting from any Third Party Claim against them to the extent that such Third Party Claim arises out of (i) the breach or alleged breach of any representation or warranty by Achillion in Section 9 or (ii) the negligence or willful misconduct of Achillion, its Affiliates, or their respective employees or agents in the course of performance under this Agreement; provided that such indemnity shall not apply to the extent GCAT has an indemnification obligation pursuant to Section 12.1 for such Loss.

12.3 Mechanics. If a Party, its Affiliate, or any of their respective employees or agents has a right to be indemnified under this Section 12 (the “Indemnified Party”), (a) such Indemnified Party shall give [**] days notice of such Third Party Claim to the other Party (the “Indemnifying Party”) and (b) such Indemnifying Party shall have the first right to defend any such Third Party Claims, with the cooperation and at the expense of such Indemnifying Party, provided that the Indemnifying Party will not settle any such Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not wish to defend against a Third Party Claim, it shall so notify the Indemnified Party in writing and the Indemnified Party shall have the right to defend and settle such Third Party Claim, at the expense of the Indemnifying Party, subject to obtaining the Indemnifying Party’s consent to any settlement, such consent not to be unreasonably withheld, conditioned or delayed. If the Indemnifying Party is defending a Third Party Claim, the Indemnified Party shall have the right to be present in person or through counsel at substantive legal proceedings at its own expense.

12.4 Insurance. Beginning with the initiation of human clinical trials using Elvucitabine or Licensed Product in the Territory, each Party will provide and maintain, at its own expense, products liability insurance in amounts that are not less than one million United States Dollars (USD $1,000,000) for each occurrence, and one million United States Dollars (US $1,000,000) for the aggregate of all occurrences. Should such coverage be written on a claims-made basis, each Party agrees to maintain coverage for a period of not less than five (5) years after the expiration of the Agreement. Each Party will provide the other Party with prior written notice upon any cancellation or material change in such insurance policy. Upon request, each Party may receive a certificate of insurance as evidence of insurance coverage.

12.5 Limitation of Liability. Neither Party shall be liable to the other Party for incidental, consequential or special damages, including but not limited to lost profits, whether in contract, tort or otherwise, arising from or relating to any breach of or activities under this Agreement, regardless of any notice of the possibility of such damages. Nothing in this Section 12.5 is intended to limit or restrict the indemnification rights or obligations of any party under this Agreement.

13. UNITED STATES LAWS AND REGULATIONS

13.1 Export Restrictions. GCAT acknowledges that Achillion informed it that United States applicable law and related regulations may under certain circumstances forbid the re-export of Elvucitabine or Licensed Product (or associated technical data) transferred to the Territory or elsewhere. Each Party agrees that it, and its Affiliates, and GCAT agrees that Related GCAT Parties shall use their Commercially Diligent Efforts to comply with such regulations, including providing customer information required by Achillion to comply with applicable U.S. and local jurisdiction laws and regulations in the Territory.

13.2 Government Officials. Both Parties acknowledge that United States law forbids the making of gifts or payments to government officials, employees or political parties to induce such employees or parties to misuse positions of influence in order to obtain or retain business. Both Parties agrees that they will not engage in such conduct, nor permit each Party’s Affiliates, and GCAT shall not permit Related GCAT Parties, nor others under its Control, to make such gifts or payments.

13.3 Audit. Upon the written request of Achillion, GCAT shall permit Achillion or its designee to audit the relevant books and records of GCAT, its Affiliates and Related GCAT Parties to determine compliance with the provisions of Section 13.1 and 13.2 of this Agreement.

14. INSPECTION BY REGULATORY AUTHORITY

14.1 Notice. Both Parties will immediately advise each other of any request by a Regulatory Authority for an inspection or audit related to Elvucitabine and/or Licensed Product in the Territory. Both Parties shall consult with each other before providing information to the inspecting Regulatory Authority regarding Elvucitabine or Licensed Product in the Territory; provided that GCAT will be principally responsible for inquiries and actions from Regulatory Authorities for the jurisdictions in the Territory.

14.2 Information. Subject to the confidential provisions in this Agreement, each Party will provide the other with copies of all documents, materials and responses submitted to a Regulatory Authority in response to a request or audit under Section 14.1 within [**] business days of submission of such document material or response to the applicable Regulatory Authority.

14.3 Site Inspection Visit by SFDA. Achillion agrees that, upon reasonable notice, Achillion will, during Achillion’s normal business hours and subject to the confidentiality and nonuse provisions set forth in Section 8 of this Agreement, permit reasonable access to Achillion’s records for review by officials from the SFDA solely regarding Elvucitabine preclinical and clinical Development.

15. NO CHALLENGE

As a material inducement for entering into this Agreement, GCAT covenants to Achillion that during the term of this Agreement, with respect to claims within the Achillion Patents that are included in the license granted to GCAT under Section 6.1, GCAT, its Affiliates or Related GCAT Parties will not, in the United States, the Territory or any other jurisdiction, (a) commence or otherwise voluntarily determine to participate in (other than as may be necessary or reasonably required to assert across-claim or a counter-claim or to respond to a court request or order or administrative law request or order) any action or proceeding, challenging or denying the validity of any claim within an issued patent or patent application within the Achillion Patents, or (b) direct, support or actively assist any other person or entity (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) in bringing or prosecuting any action or proceeding challenging or denying the validity or any claim within an issued patent or patent application within the Achillion Patents. For purposes of clarification, any breach of this Section 15 will be a material breach of this Agreement solely as it pertains to the license granted to GCAT under Section 6.1, and will, in addition, be grounds for termination by Achillion of this Agreement under Section 11.3.

16. GENERAL PROVISIONS

16.1 Dispute Resolution; Governing Law

(a) Disputes

(i) The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 16.1 if and when a dispute arises under this Agreement.

(ii) In the event of disputes between the Parties, a Party seeking to resolve such dispute will, by written notice to the other, have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within [**] days after such notice is received. Said designated officers are as follows:

For Achillion:	Michael Kishbauch, President and Chief Executive Officer

For GCAT:	C. Mark Tang, Chairman

(iii) In the event the designated executive officers are not able to resolve such dispute, either Party may at any time after the [**] day period invoke the provisions of Section 16.1(b) hereinafter.

(b) Alternative Dispute Resolution. Following settlement efforts pursuant to Section 16.1(a), any dispute, controversy or claim arising out of or in connection with the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement under Section 11, other than disputes which are expressly prohibited herein from being resolved by this mechanism, shall be settled by binding alternative dispute resolution (“ADR”) in the manner described below:

(i) If a Party intends to begin an ADR to resolve a dispute, such Party shall provide written notice (the “ADR Request”) to counsel for the other Party, informing the other Party of such intention and the issues to be resolved.

(ii) Within [**] business days after the receipt of the ADR Request, the other Party may, by written notice to the counsel for the Party initiating ADR, add additional issues to be resolved.

(iii) Disputes regarding the scope, validity and enforceability of Achillion Patents shall not be subject to this Section 16.1, and shall be submitted to a court of competent jurisdiction.

(c) Arbitration Procedure. The ADR shall be conducted pursuant to the rules applied by JAMS then in effect, except that notwithstanding those rules, the following provisions shall apply to the ADR hereunder:

(i) The arbitration shall be conducted by a panel of three arbitrators (the “Arbitration Panel”). The Arbitration Panel shall be selected from a pool of retired independent federal judges to be presented to the Parties by JAMS.

(ii) The time periods set forth in the JAMS rules shall be followed, unless a Party can demonstrate to the Arbitration Panel that the complexity of the issues or other reasons warrant the extension of one or more of the time tables. In such case, the Arbitration Panel may extend such time tables, but in no event shall the time tables be extended so that the ADR proceeding extends more than [**] months from the date of the ADR Request. In regard to such time tables, the Parties (A) acknowledge that the issues that may arise in any dispute involving this Agreement may involve a number of complex matters and (B) confirm their intention that each Party will have the opportunity to conduct complete discovery with respect to all material issues involved in a dispute within the framework provided above. Within such time frames, each Party shall have the right to conduct discovery in accordance with the U.S. Federal Rules of Civil Procedure. The Arbitration Panel shall not award punitive damages to either Party and the Parties shall be deemed to have waived any right to such damages. The Arbitration Panel shall in rendering its decision, apply the substantive law of the State of New Jersey, except for any of its choice of law rules that would require the application of the laws of another jurisdiction, except that the interpretation of and enforcement of this Section 16.1 shall be governed by the Federal Arbitration Act. The Arbitration Panel shall apply the Federal Rules of Evidence to the hearing. The Arbitration hearing shall convene in New Jersey. The fees of the Arbitration Panels and JAMS shall be paid by the losing Party which shall be designated by the Arbitration Panel. If the Arbitration Panel is unable to designate a losing Party, it shall so state and the fees shall be split equally between the Parties.

(iii) The Arbitration Panel is empowered to award any remedy allowed by law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief but excluding punitive damages.

(iv) Except as set forth in Section 16.1(c)(ii), above, each Party shall bear its own legal fees and expenses against the Party losing the ADR unless it believes that neither Party is the clear loser, in which case the Arbitration Panel shall divide such fees, costs and expenses according to the Arbitration Panel’s sole discretion.

(v) The ADR proceeding shall be confidential and the Arbitration Panel shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the Arbitration Panel to make) any public announcement with respect to the proceedings or decision of the Arbitration

Panel without the prior written consent of each other Party. The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the Parties and the Arbitration Panel, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

(d) Judicial Enforcement. The Parties agree that judgment on any arbitral award issued pursuant to this Section 16 shall be entered in the United States District Court of New Jersey.

(e) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey, except for any of its choice of law rules that would require the application of the laws of another jurisdiction.

16.2 Jurisdiction and Venue. In connection with any dispute arising hereunder or in connection with the subject matter hereof that is not settled in accordance with Section 16.1, each of the Parties hereby consents to the non-exclusive jurisdiction and venue of the U.S. federal courts located within the state of New Jersey and of the New Jersey state courts. Each Party hereby irrevocably waives any right that it may have to assert that any such court lacks jurisdiction or that such forum is not convenient.

16.3 Language. The official text of this Agreement and any exhibits referenced herein, or any notice given or accounts or statements required by this Agreement shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

16.4 Compliance with Laws. Each Party shall carry out its activities pursuant to this Agreement in compliance with all applicable supranational, national, state, provincial and other local laws, rules, regulations and guidelines.

16.5 Notice. All notices hereunder shall be in writing and shall be delivered personally, sent for next day delivery by internationally recognized courier service or transmitted by facsimile (transmission confirmed), with confirmation by next day delivery by an internationally recognized courier service, to the following addresses and facsimiles of the respective Parties or such other address or facsimile as is notified pursuant to this Section 16.5:

GCAT:	GCAT Therapeutics, Ltd.
14 Wall Street
20th Floor
New York, NY 10005
Attention: C. Mark Tang
Fax No.: 212-658-9952

with a copy to:	Jack W. Chung
401 Broadway, Suite 2009
New York, NY 10013, USA
jackchunglaw@gmail.com

Achillion:	Achillion Pharmaceuticals, Inc.
300 George Street
New Haven, Connecticut 06511
Attention: Chief Executive Officer
Fax: (203) 624-7003

with copies to:	Achillion Pharmaceuticals, Inc.
300 George Street
New Haven, Connecticut 06511
Attention: Mary Kay Fenton, Chief Financial Officer
Fax: (203) 624-7003

Melinda P. Rudolph
Reed Smith LLP
1650 Market Street
2500 One Liberty Place
Philadelphia, PA 19103
Fax: (215) 851-1420

16.6 Waiver. The failure on the part of a Party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times hereafter.

16.7 Assignment. Except as otherwise provided in this Section 16.7, neither Party will assign its rights or duties under this Agreement to any Third Party without the prior express written consent of the other Party, which shall not be unreasonably withheld. Any purported assignment not in compliance with this Section 16.7 will be void. Notwithstanding, Achillion may, without GCA’s consent, assign this Agreement and its rights and obligations hereunder in connection with a Change of Corporate Control.

16.8 Performance by Affiliates. A Party’s obligations under this Agreement may be performed by its Affiliates. Obligations of the Party for which one of its Affiliates is performing hereunder shall be deemed to extend to such performing Affiliate. Each Party guarantees performance of this Agreement by its Affiliates. Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities shall not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

16.9 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a bankrupt Party to the other Party are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder are part of the

“intellectual property” as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other jurisdiction.

16.10 Severability. The provisions of this Agreement are severable. If any item or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law. The Parties will use diligent good faith efforts to revise this Agreement as and to the extent reasonably necessary to effectuate their original intent and purpose under this Agreement.

16.11 Force Majeure. Neither Party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by exercise of due diligence it is unable to prevent, provided that the Party claiming excuse immediately notifies the other Party and uses and continues to use commercially reasonable efforts to overcome the same.

16.12 Entire Agreement; Modification. This Agreement, including any exhibits expressly named and referenced herein, constitutes the entire agreement and understanding of the Parties and supersedes any prior agreements or understandings relating to the subject matter hereof. Any modification of this Agreement shall be effective only to the extent it is reduced to writing and signed by a duly authorized representative of each Party hereto.

16.13 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

16.14 Independent Contractors. It is expressly agreed that GCAT and Achillion shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither GCAT nor Achillion, nor their Affiliates or Related GCAT Parties, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

16.15 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

16.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

16.17 Authority to Execute. The persons executing this Agreement represent and warrant that they have the full power and authority to cause their respective entities to enter into this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Effective Date by their duly authorized representatives.

ACHILLION PHARMACEUTICALS, INC.		GCA THERAPEUTICS, LTD.

By:	/s/ Michael Kishbauch	By:	/s/ C. Mark Tang
Name:	Michael Kishbauch	Name:	C. Mark Tang
Title:	President & CEO	Title:	Chairman

EXHIBIT 1.2: ACHILLION PATENTS AND PATENT APPLICATIONS:

[**]

EXHIBIT 1.24: ELVUCITABINE DESCRIPTION

Elvucitabine, also known as beta-L-Fd4C or ACH-126443, is a nucleoside analogue of cytidine, closely related in structure to emtricitabine (FTC).

EXHIBIT 8.4(b): PRESS RELEASE

ACHILLION ANNOUNCES LICENSE AGREEMENT FOR ELVUCITABINE DEVELOPMENT IN CHINA

NEW HAVEN, Conn. (February 1, 2010) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today announced the execution of a license agreement for elvucitabine, the Company’s nucleoside reverse transcriptase inhibitor (NRTI) for the treatment of both hepatitis B virus (HBV) infection and human immunodeficiency virus (HIV) infection with GCA Therapeutics, Ltd. (GCAT) of Jersey City, New Jersey. The exclusive license grants GCAT the right, through its Chinese joint venture with Tianjing Institute of Pharmaceutical Research, (TIPR) to clinically develop and commercialize elvucitabine in mainland China, Hong Kong, and Taiwan. In Phase 2 clinical trials elvucitabine has demonstrated to be safe and well tolerated and to be efficacious in both HBV and HIV infected patients.

Under the terms of the agreement, GCAT, through a sublicense agreement with its Chinese joint venture, T & T Pharma Co., Ltd., will assume all development and regulatory responsibility and associated costs for elvucitabine, and Achillion will be eligible to receive development milestones and double-digit royalties on net sales in those territories.

“GCAT and the TIPR have a demonstrated track record of successfully developing therapeutics for these large Asian markets and we are quite pleased to enter this license agreement with them for China,” said Michael D. Kishbauch, President and Chief Executive Officer of Achillion. “This license is the first of a series of agreements we expect will allow elvucitabine to reach a large global market of patients with chronic HBV infection. With the addition of its demonstrated anti-HIV activity, elvucitabine can be an important compound for worldwide populations where therapies are currently unavailable and there remains significant demand for infectious disease products.”

Dr. C. Mark Tang, Chairman of GCAT, said, “We are very excited about the potential benefits of this product for HBV patients, especially given the potential market size in China, where HBV is quite prevalent and remains an unmet medical need. With potentially a significant percentage of people infected with HBV in these territories, we believe the market potential for elvucitabine in China is large. We look forward to a productive and profitable collaboration between Achillion, GCAT and our distinguished Chinese joint venture partner, TIPR”

About Elvucitabine

Elvucitabine is an L-cytosine nucleoside analog reverse transcriptase inhibitor (NRTI) that has clinically demonstrated potent antiviral activity against both HBV and HIV, including strains resistant to other NRTIs. NRTIs are the predominant class of drugs for use in HIV combination therapy and are frequently prescribed given their established potency, favorable short and long-term safety profile and fewer and less severe adverse side effects. Clinical and pre-clinical data collected to date indicate that elvucitabine can be dosed as a 10 mg pill once daily and may be used in combination therapy. In addition, the L-nucleoside configuration of the compound may provide protection against mitochondrial toxicity, a serious side effect often seen with D-nucleosides. Finally, elvucitabine has been demonstrated to have a longer half-life than other approved NRTIs, providing a potential barrier to the emergence of drug resistance in patients who are less than perfectly compliant.

In Phase 2 studies against HBV, elvucitabine has been demonstrated to be safe and well-tolerated and to provide potent anti-HBV activity over a 12-week treatment period, similar to comparator 3TC (lamivudine) in patients infected with chronic HBV. At once-daily doses of 5-20 mg, elvucitabine was well-tolerated and demonstrated a safety profile comparable to 3TC for both incidence and severity of adverse events.

In Phase 2 studies against HIV, elvucitabine has been demonstrated to be safe, well-tolerated and efficacious with a once daily 10 mg dose, when compared to 3TC (lamivudine), in a standard triple-combination regimen. Trial results at up to 96 weeks demonstrated that elvucitabine had a substantial anti-viral effect similar to 3TC, with a mean change in HIV-RNA from base-line in the elvucitabine treatment group of -3.0 log10 (+0.55) vs. -3.2 log10 (+ 0.6) in the 3TC treatment group in the as-treated patient analysis. In the elvucitabine-treated group, 96% of patients reached undetectable viral load, defined as achieving fewer than 50 copies/ml after 48 weeks of therapy, compared to 97% in the 3TC group. Elvucitabine was well-tolerated and demonstrated a safety profile comparable to 3TC for both incidence and severity of adverse events.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease –hepatitis C, resistant bacterial infections and HIV. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

About GCAT

Founded by U.S. trained Chinese professionals and veterans in both finance and pharmaceuticals and based in New Jersey, GCA Therapeutics, Ltd (GCAT, www.gcatherapuetics.com) is a specialty pharmaceuticals company focusing on licensing western technologies and products to be developed and marketed in China exclusively for the benefits of the Chinese population.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the potency, safety and other characteristics of elvucitabine and Achillion’s and GCA’s expectations regarding timing and duration of other clinical trials.

Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: uncertainties relating to results of clinical trials, unexpected regulatory actions or delays, and Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

ACHN-G

Company Contact:	Investors:
Mary Kay Fenton	Anne Marie Fields
Achillion Pharmaceuticals, Inc.	Lippert/Heilshorn & Associates, Inc.
Tel. (203) 624-7000	Tel. (212) 838-3777
mfenton@achillion.com	afields@lhai.com

C. Mark Tang, Ph.D.	Bruce Voss
GCA Therapeutics, Ltd.	Lippert/Heilshorn & Associates, Inc. Tel.
(201) 882-3332	Tel. (310) 691-710
Email address. cmtang@gcatherapeutics.com	bvoss@lhai.com

Media:
Megan Rusnack
Lippert/Heilshorn & Associates, Inc.
Tel. (212) 838-3777
mrusnack@lhai.com

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